                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                             Commission File Number

                                  033-88496-01
      ..................................................................

                            SDW Holdings Corporation
      ..................................................................
             (Exact name of registrant as specified in its charter)


               2700 Westchester Avenue, Purchase, New York, 10577
                            Telephone (914) 696-0021
      ..................................................................
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Class A Warrants, Class B Warrants, Common Stock,
                       15% Senior Preferred Stock Due 2006
      ..................................................................
           (Title of each class of securities covered by this Form)


                                      N/A
      ..................................................................
      Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12h-3(b)(1)(i)     [X]          Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date:
          7
 .........................

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         January 23, 1998                /s/ Sarah G. Manchester
 DATE:..........................  BY:........................................
                                        Sarah G. Manchester
                                        Assistant General Counsel